Exhibit 99.1

SEE Reports Q1 2023 Results
Leading in Automation, Digital, and Sustainable Packaging Solutions

Net sales of $1.3 billion, down 5% as reported; down 2% constant currency
Net earnings of $63 million, down 58%
Adjusted EBITDA of $267 million, down 18% as reported; down 17% constant currency
Earnings per share (Diluted) of $0.44, down 56%
Adjusted EPS (Diluted) of $0.74, down 34% as reported; down 33% constant currency
Cash flow from operations (year to date) of $52 million, up 7%
CHARLOTTE, N.C., May 2, 2023 – SEE (NYSE: SEE) announced financial results for Q1 2023.
“We continue to execute well despite the anticipated challenging first quarter driven by the recessionary environment and continued destocking. I want to thank our global team for their tireless efforts serving our customers and driving our performance during these difficult times.
We remain confident in driving growth in the second half of 2023 with the addition of Liquibox, reduced destocking and expected market recovery.
SEE continues to create value for our customers and shareholders as a world-class market-led company powered by automation, digital and sustainable packaging solutions," said Ted Doheny, SEE’s President and CEO.

Unless otherwise stated, all results compare first quarter 2023 to first quarter 2022 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges and restructuring associated costs related to the Reinvent SEE program that concluded as of the end of calendar year 2022, amortization of intangible assets and inventory step-up expense related to the acquisition of Liquibox, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Segment Highlights
First quarter net sales in Food were $853 million, an increase of 6% as reported. Currency fluctuations had an unfavorable impact of $24 million, or 3%. On a constant dollar basis, net sales increased $70 million, or 9%. The Liquibox acquisition had a favorable impact of $57 million, or 7%, and price realization had a favorable impact of $33 million, or 4%. Volumes decreased by $21 million, or 3%, driven by food retail market declines and the adverse impact from prior supply disruptions. Adjusted EBITDA of $195 million, or 22.8% of net sales, decreased 3% from $200 million, or 24.8% of net sales. The decrease in Adjusted EBITDA was primarily attributable to lower volumes and unfavorable currency, partially offset by the Liquibox acquisition.

First quarter net sales in Protective were $496 million, a decrease of 19% as reported. Currency fluctuations had an unfavorable impact of $13 million, or 2%. On a constant dollar basis, net sales decreased $101 million, or 17%. Volumes decreased $111 million, or 18%, resulting from recessionary pressures in the industrial and fulfillment markets and continued inventory destocking throughout the value chain. Price realization had a favorable impact of $10 million, or 2%. Adjusted EBITDA decreased 37% to $80 million, or 16.2% of net sales, as compared to $127 million, or 20.9% of net sales. The decrease in Adjusted EBITDA was primarily attributable to lower volumes.
Completes Liquibox Acquisition
On February 1, 2023, SEE completed the acquisition of Liquibox, a pioneer, innovator and manufacturer of Bag-in-Box sustainable fluids & liquids packaging and dispensing solutions for fresh food, beverage, consumer goods and industrial end-markets. Consideration paid was approximately $1.15 billion, net of cash acquired, subject to customary adjustments.
First Quarter 2023 U.S. GAAP Summary
Net sales of $1.3 billion decreased 5% as reported, with APAC decreasing 8%, the Americas decreasing 6%, and EMEA decreasing 1%.
Net earnings were $63 million, or $0.44 per diluted share, as compared to net earnings of $150 million, or $1.00 per diluted share. The current year results were unfavorably impacted by costs of $30 million related to the Liquibox acquisition, including transaction and integration expenses and purchase accounting impacts related to the amortization of intangible assets and inventory step-up expense.
Income tax expense was $34 million, resulting in an effective tax rate of 35.0% in first quarter 2023. This compares to an income tax expense of $59 million in the prior year, or an effective tax rate of 28.4%. The effective tax rate increase in the first quarter 2023 as compared to the prior year is primarily driven by the impact of accruals for uncertain tax positions on lower pre-tax earnings.
First Quarter 2023 Non-U.S. GAAP Summary
Net sales decreased $32 million, or 2%, on a constant dollar basis. Volumes decreased by $132 million, or 9%, while the Liquibox acquisition had a favorable impact of $57 million, or 4%, and price realization had a favorable impact of $43 million, or 3%. By region, in constant dollars, EMEA increased 4% while the Americas and APAC decreased 4% and 1%, respectively.
Adjusted EBITDA was $267 million, or 19.8% of net sales, as compared to $327 million, or 23.1%. The decrease in Adjusted EBITDA was primarily due to lower volumes, partially offset by the Liquibox acquisition. Currency fluctuations had an unfavorable impact of $3 million, or 1%, in first quarter 2023.
The Adjusted Tax Rate was 24.0% in first quarter 2023, as compared to 25.2% in the prior year. The reduction in the Adjusted Tax Rate in the first quarter 2023 as compared to the prior year is primarily attributable to the tax impact of share-based compensation vesting on lower adjusted pre-tax earnings.
Adjusted earnings per diluted share decreased to $0.74, from $1.12, primarily due to lower Adjusted EBITDA. Currency fluctuations had an unfavorable impact of $0.01 per share, or 1%, in first quarter 2023.

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Cash Flow and Net Debt
Cash flow provided by operating activities during the first three months of 2023 was a source of $52 million, as compared to a source of $48 million during the prior year period.
Capital expenditures in the first three months of 2023 were $65 million, as compared to $67 million during the prior year period. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures, was a use of $13 million for the first three months of 2023, as compared to a use of $19 million during the prior year period.
During the first three months of 2023, the Company repurchased 1.5 million shares, valued at $80 million and paid cash dividends of $31 million.
Total debt was $4.8 billion as of March 31, 2023 and $3.7 billion as of December 31, 2022. Net Debt, defined as total debt less cash and cash equivalents, was $4.5 billion as of March 31, 2023, as compared to $3.2 billion as of December 31, 2022. As of March 31, 2023, SEE had approximately $1.25 billion of available liquidity comprised of $303 million of cash and $949 million of available and unused under our committed credit facilities.
During the first quarter of 2023, SEE completed the offering of $775 million aggregate principal amount of 6.125% senior notes due 2028. The proceeds from this offering, along with the Company’s incremental term loan facility and cash on hand, were used to finance the Liquibox acquisition and to repurchase the Company’s outstanding 4.500% senior notes due 2023 (the “2023 Euro Notes”) pursuant to the tender offer and satisfy and discharge all of the Company’s outstanding 2023 Euro Notes in accordance with the terms of the indenture governing the 2023 Euro Notes.
Updated 2023 Full Year Outlook
For the full year 2023, SEE continues to expect net sales in the range of $5.85 to $6.10 billion, or an increase of 4% to 8%, which includes a favorable impact of the Liquibox acquisition of approximately 6% and unfavorable currency impact of approximately 1%.
The Company continues to expect full year Adjusted EBITDA to be in the range of $1.25 to $1.30 billion, which includes a favorable impact of the Liquibox acquisition of approximately 8% and unfavorable currency impact of approximately 1%.
The Company continues to forecast full year Adjusted EPS to be in the range of $3.50 to $3.80, which is now based on approximately 145 million shares outstanding and an anticipated Adjusted Tax Rate of approximately 26% to 27%.
Excluding a $175 million tax deposit related to a tentative agreement to settle with the IRS, the Company expects Free Cash Flow in 2023 would remain in the range of $475 to $525 million, with capital expenditures still expected to be in the range of $260 to $280 million. The $175 million tax deposit to the IRS was made on April 20, 2023. Cash tax payments excluding those associated with the tentative agreement remain in the range of $240 to $250 million.
Adjusted EBITDA, Adjusted EPS and Free Cash Flow are non-U.S. GAAP financial measures. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), amortization of intangible assets and inventory step-up expense related to the acquisition of Liquibox, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Conference Call Information
SEE will host a conference call and webcast on Tuesday, May 2, 2023 at 10:00 a.m. (ET) to discuss our First Quarter 2023 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.

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About SEE
SEE (NYSE: SEE), is in business to protect, to solve critical packaging challenges, and to make our world better than we find it. Our automated packaging solutions promote a safer, more resilient, and less wasteful global food, fluids and liquids supply chain, enable e-commerce, and protect goods in transit from damage.
The company, under its former trade name, Sealed Air, announced its new “SEE” corporate brand and logo in May 2023.
Our globally recognized solution brands include CRYOVAC® food packaging, LIQUIBOX® fluids and liquids systems, SEALED AIR® protective packaging, AUTOBAG® automated packaging systems, BUBBLE WRAP® packaging, SEE Automation™ and prismiq™ digital packaging and printing.
Our partnership with customers creates value through sustainable, automated, and digital packaging solutions, leveraging our industry-leading expertise in materials, automation systems, engineering and technology.
Our SEE Net Positive Circular Ecosystem is leading the packaging industry in creating a more environmentally, socially, and economically sustainable future. We have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are committed to a diverse workforce and a caring, inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.6 billion in sales in 2022 and has approximately 17,300 employees (including Liquibox employees) who serve customers in 120 countries/territories. To learn more, visit sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), "Calculation of Net Debt", “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures"

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portfolio (which may include debt, equity method, or equity investments), amortization of intangible assets and inventory step-up expense related to the acquisition of Liquibox, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations and cash flows. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, expectations regarding future impacts resulting from the Liquibox acquisition, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, including recessionary and inflationary pressures, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, failure to realize synergies and other financial benefits from the acquisition of Liquibox within the expected time frames, greater than expected costs or difficulties related to the integration of Liquibox, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019, negative impacts related to the ongoing conflicts between Russia and Ukraine and related sanctions, export restrictions and other counteractions thereto, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our most recent Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Company Contacts

Investors
Brian Sullivan
brian.c.sullivan@sealedair.com
704.503.8841

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included for 2023 in this press release on the current and subsequent pages is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In USD millions, except per share data)	2023	2022
Net sales	$1,348.8	$1,417.6
Cost of sales	943.7	940.6
Gross profit	405.1	477.0
Selling, general and administrative expenses	221.6	205.0
Amortization expense of intangible assets	15.2	9.4
Restructuring charges	(1.2)	0.5
Operating profit	169.5	262.1
Interest expense, net	(57.8)	(38.9)
Other expense, net	(15.0)	(14.2)
Earnings before income tax provision	96.7	209.0
Income tax provision	33.8	59.4
Net earnings from continuing operations	62.9	149.6
Loss on sale of discontinued operations, net of tax	(1.0)	(0.4)
Net earnings	$61.9	$149.2
Basic:
Continuing operations	$0.44	$1.01
Discontinued operations	(0.01)	—
Net earnings per common share - basic	$0.43	$1.01
Weighted average common shares outstanding - basic	144.1	147.6

Diluted:
Continuing operations	$0.44	$1.00
Discontinued operations	(0.01)	—
Net earnings per common share - diluted	$0.43	$1.00
Weighted average common shares outstanding - diluted	144.8	149.5

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$303.1	$456.1
Trade receivables, net	481.8	592.4
Income tax receivables	32.2	40.3
Other receivables	94.5	104.2
Inventories, net	961.7	866.3
Prepaid expenses and other current assets	193.8	57.5
Total current assets	2,067.1	2,116.8
Property and equipment, net	1,396.5	1,275.9
Goodwill	2,908.9	2,174.5
Identifiable intangible assets, net	472.0	138.4
Deferred taxes	123.7	141.5
Operating lease right-of-use-assets	82.4	70.2
Other non-current assets	305.6	297.4
Total assets	$7,356.2	$6,214.7
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$175.7	$6.6
Current portion of long-term debt	14.0	434.0
Current portion of operating lease liabilities	27.1	24.0
Accounts payable	826.3	865.6
Accrued restructuring costs	11.8	14.7
Income tax payable	24.6	19.9
Other current liabilities	653.3	717.0
Total current liabilities	1,732.8	2,081.8
Long-term debt, less current portion	4,640.4	3,237.9
Long-term operating lease liabilities, less current portion	58.2	49.6
Deferred taxes	97.0	33.4
Other non-current liabilities	481.3	467.9
Total liabilities	7,009.7	5,870.6

Stockholders’ equity:
Preferred stock	—	—
Common stock	23.4	23.3
Additional paid-in capital	2,152.8	2,155.3
Retained earnings	3,195.5	3,163.4
Common stock in treasury	(4,076.0)	(4,019.1)
Accumulated other comprehensive loss, net of taxes	(949.2)	(978.8)
Total stockholders’ equity	346.5	344.1
Total liabilities and stockholders’ equity	$7,356.2	$6,214.7

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Calculation of Net Debt
(Unaudited)

(In USD millions)	March 31, 2023	December 31, 2022
Short-term borrowings	$175.7	$6.6
Current portion of long-term debt	14.0	434.0
Long-term debt, less current portion	4,640.4	3,237.9
Total debt	4,830.1	3,678.5
Less: cash and cash equivalents	(303.1)	(456.1)
Non-U.S. GAAP Net Debt	$4,527.0	$3,222.4

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2023	2022
Net earnings	$61.9	$149.2
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	102.6	88.7
Changes in operating assets and liabilities:
Trade receivables, net	30.1	(57.1)
Inventories, net	(32.0)	(119.9)
Accounts payable	(62.8)	10.5
Customer advance payments	4.7	1.7
Income tax receivable/payable	12.7	30.2
Other assets and liabilities	(65.3)	(54.9)
Net cash provided by operating activities	$51.9	$48.4
Cash flows from investing activities:
Capital expenditures	(64.9)	(67.0)
Proceeds related to sale of business and property and equipment, net	0.6	7.1
Business acquired in purchase transactions, net of cash acquired	(1,148.0)	(9.1)
Payments associated with debt, equity and equity method investments	—	(1.3)
Settlement of foreign currency forward contracts	5.4	1.0
Net cash used in investing activities	$(1,206.9)	$(69.3)
Cash flows from financing activities:
Net proceeds (payments) of short-term borrowings	167.9	(0.1)
Proceeds from long-term debt	1,411.4	0.8
Payments of long-term debt	(432.8)	—
Payments of debt modification/extinguishment costs and other	(13.1)	(4.1)
Dividends paid on common stock	(31.1)	(31.1)
Impact of tax withholding on share-based compensation	(21.0)	(24.8)
Repurchases of common stock	(79.9)	(200.1)
Principal payments related to financing leases	(2.3)	(2.7)
Net cash provided by (used in) financing activities	$999.1	$(262.1)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$2.9	$0.2
Cash and cash equivalents	456.1	561.0
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$456.1	$561.0
Net change during the period	$(153.0)	$(282.8)
Cash and cash equivalents	303.1	278.2
Restricted cash and cash equivalents	—	—
Balance, end of period	$303.1	$278.2

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$51.9	$48.4
Capital expenditures for property and equipment	(64.9)	(67.0)
Non-U.S. GAAP Free Cash Flow	$(13.0)	$(18.6)

	Three Months Ended March 31,

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(In USD millions)	2023	2022
Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$50.8	$41.0
Income tax payments, net of cash refunds	$14.0	$24.7
Restructuring payments including associated costs	$3.1	$12.0
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$23.9	$22.7

(1)    2023 adjustments primarily consist of depreciation and amortization of $56 million, share-based compensation expense of $18 million, profit sharing expense of $7 million, provision for inventory obsolescence of $5 million, and loss on debt redemption and refinancing activities of $5 million. 2022 adjustments primarily consist of depreciation and amortization of $45 million, share based compensation expense of $17 million, impairment of equity investment of $16 million and profit sharing expense of $9 million.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended March 31,
	2023		2022
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$62.9	$0.44	$149.6	$1.00
Special Items(1)	44.0	0.30	18.5	0.12
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS	$106.9	$0.74	$168.1	$1.12
Weighted average number of common shares outstanding - Diluted		144.8		149.5
Reconciliation of Adjusted EPS decline to comparable constant currency decline
% decline - Adjusted EPS		(34)%
% currency impact		1%
% comparable constant currency		(33)%

(1)Special Items include items in the table below.

	Three Months Ended March 31,
(In USD millions, except per share data)	2023	2022
Special Items:
Liquibox intangible amortization	$5.0	$—
Liquibox inventory step-up expense	8.4	—
Restructuring charges	(1.2)	0.5
Other restructuring associated costs	(0.2)	3.1
Foreign currency exchange loss due to highly inflationary economies	2.6	1.0
Loss on debt redemption and refinancing activities	4.9	0.7
Impairment loss on equity investments	—	15.5
Charges related to acquisition and divestiture activity	16.9	(0.9)
Other Special Items(i)	7.5	(4.1)
Pre-tax impact of Special Items	43.9	15.8
Tax impact of Special Items and Tax Special Items	0.1	2.7
Net impact of Special Items	$44.0	$18.5
Weighted average number of common shares outstanding - Diluted	144.8	149.5
Loss per share impact from Special Items	$(0.30)	$(0.12)

(i)    Other Special Items for the three months ended March 31, 2023 primarily relate to a one-time, non-cash cumulative translation adjustment (CTA) loss recognized due to the wind-up of one of our legal entities. Other Special Items for the three months ended March 31, 2022 primarily relate to a one-time gain on the disposal of land in the United Kingdom.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

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	Three Months Ended March 31,
(In USD millions)	2023	2022
U.S. GAAP Earnings before income tax provision from continuing operations	$96.7	$209.0
Pre-tax impact of Special Items	43.9	15.8
Non-U.S. GAAP Adjusted Earnings before income tax provision	$140.6	$224.8

U.S. GAAP Income tax provision from continuing operations	$33.8	$59.4
Tax Special Items(1)	(6.3)	(6.7)
Tax impact of Special Items	6.2	4.0
Non-U.S. GAAP Adjusted Income tax provision	$33.7	$56.7

U.S. GAAP Effective income tax rate	35.0%	28.4%
Non-U.S. GAAP Adjusted income tax rate	24.0%	25.2%

(1)For the three months ended March 31, 2023, Tax Special Items reflect accruals for unresolved controversy. For the three months ended March 31, 2022, Tax Special Items reflect accruals for unresolved controversy and nonrecurring intercompany dividend distributions.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Food		Protective		Total Company
2022 Net Sales	$807.7	57.0%	$609.9	43.0%	$1,417.6	100.0%

Price	32.8	4.1%	10.0	1.6%	42.8	3.0%
Volume(1)	(20.9)	(2.6)%	(111.4)	(18.2)%	(132.3)	(9.3)%
Total organic change (non-U.S. GAAP)(2)	11.9	1.5%	(101.4)	(16.6)%	(89.5)	(6.3)%
Acquisition	57.9	7.1%	—	—%	57.9	4.1%
Total constant dollar change (non-U.S. GAAP)(2)	69.8	8.6%	(101.4)	(16.6)%	(31.6)	(2.2)%
Foreign currency translation	(24.4)	(3.0)%	(12.8)	(2.1)%	(37.2)	(2.7)%
Total change (U.S. GAAP)	45.4	5.6%	(114.2)	(18.7)%	(68.8)	(4.9)%

2023 Net Sales	$853.1	63.2%	$495.7	36.8%	$1,348.8	100.0%

Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Americas		EMEA		APAC		Total
2022 Net Sales	$930.2	65.6%	$291.2	20.6%	$196.2	13.8%	$1,417.6	100.0%

Price	11.0	1.2%	23.5	8.0%	8.3	4.2%	42.8	3.0%
Volume(1)	(91.4)	(9.8)%	(23.7)	(8.1)%	(17.2)	(8.7)%	(132.3)	(9.3)%
Total organic change (non-U.S. GAAP)(2)	(80.4)	(8.6)%	(0.2)	(0.1)%	(8.9)	(4.5)%	(89.5)	(6.3)%
Acquisition	40.8	4.3%	10.8	3.7%	6.3	3.2%	57.9	4.1%
Total constant dollar change (non-U.S. GAAP)(2)	(39.6)	(4.3)%	10.6	3.6%	(2.6)	(1.3)%	(31.6)	(2.2)%
Foreign currency translation	(12.5)	(1.3)%	(12.3)	(4.2)%	(12.4)	(6.3)%	(37.2)	(2.7)%
Total change (U.S. GAAP)	(52.1)	(5.6)%	(1.7)	(0.6)%	(15.0)	(7.6)%	(68.8)	(4.9)%

2023 Net Sales	$878.1	65.1%	$289.5	21.5%	$181.2	13.4%	$1,348.8	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2023	2022
Adjusted EBITDA from continuing operations:
Food	$194.8	$200.4
Adjusted EBITDA Margin	22.8%	24.8%
Protective	80.4	127.4
Adjusted EBITDA Margin	16.2%	20.9%
Corporate	(7.9)	(0.9)
Non-U.S. GAAP Consolidated Adjusted EBITDA	$267.3	$326.9
Adjusted EBITDA Margin	19.8%	23.1%

	Three Months Ended March 31,
(In USD millions)	2023	2022
U.S. GAAP Net earnings from continuing operations	$62.9	$149.6
Interest expense, net	57.8	38.9
Income tax provision	33.8	59.4
Depreciation and amortization, net of adjustments(1)	68.9	63.2
Special Items:
Liquibox intangible amortization	5.0	—
Liquibox inventory step-up expense	8.4	—
Restructuring charges	(1.2)	0.5
Other restructuring associated costs	(0.2)	3.1
Foreign currency exchange loss due to highly inflationary economies	2.6	1.0
Loss on debt redemption and refinancing activities	4.9	0.7
Impairment loss on equity investments	—	15.5
Charges related to acquisition and divestiture activity	16.9	(0.9)
Other Special Items	7.5	(4.1)
Pre-tax impact of Special items	43.9	15.8
Non-U.S. GAAP Consolidated Adjusted EBITDA	$267.3	$326.9
Reconciliation of Adjusted EBITDA decline to comparable constant currency decline
% decline - Adjusted EBITDA	(18)%
% currency impact	1%
% comparable constant currency	(17)%

(1)Depreciation and amortization by segment are as follows:

	Three Months Ended March 31,
(In USD millions)	2023	2022
Food	$46.7	$36.5
Protective	27.2	26.7
Consolidated depreciation and amortization(i)	$73.9	$63.2
Depreciation and amortization adjustments	(5.0)	—
Depreciation and amortization, net of adjustments	$68.9	$63.2

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(i) Includes share-based incentive compensation of $18.0 million and $17.9 million for the three months ended March 31, 2023 and 2022, respectively.

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